EXHIBIT 10.38

ARTISTdirect, Inc.
5670 Wilshire Blvd, Suite 200
Los Angeles, CA 90036

December 9, 2002

Frederick W. Field
c/o Radar Pictures
10900 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90024

Re: Amendment to Employment Agreement

Dear Ted:

     The purpose of this letter is to memorialize the terms and conditions of our prior agreement on July 16, 2002 to defer the payment of your salary. Reference is made to the employment agreement between you and us dated May 31, 2001 (the “Agreement”). Capitalized terms used without definition in this amendment to the Agreement (this “Amendment”) shall have the meanings ascribed to them in the Agreement.

     This Amendment confirms our prior agreement that, notwithstanding anything to the contrary contained in the Agreement, pursuant to Section 6(a) of the Agreement, you and we agreed on July 16, 2002 to amend the Agreement, effective as of July 16, 2002, to defer payment of your future salary as set forth in Section 6(a) of the Agreement until our or ARTISTdirect Records, L.L.C’s (“ADR”) receipt of an aggregate of Twenty Million Dollars ($20,000,000) or more in new debt or equity financing (the “Triggering Event”), and, for the avoidance of doubt, excluding any amounts paid to us as an advance against amounts payable to us under any agreement regarding the distribution of our products). In addition to the foregoing, if any of the following other events occur prior to the Triggering Event, you will also be paid the deferred salary as set forth below; (i) a merger, consolidation, sale of fifty percent (50%) or more of (a) our voting stock or sale of all or substantially all of our assets, or (b) ADR’s LLC units or sale of all or substantially all of its assets, ****** (“Change in Control”); (ii) your death or your attainment of age sixty-five (65); or (iii) the termination of your employment with ADI and/or ADR. Within thirty (30) days following the Triggering Event or any of the other events described above, we shall pay you in one lump sum the amount of your deferred salary, net of applicable tax withholdings.

     You understand that salary can only be deferred before it is earned and before the services it relates to have been rendered. You further understand that the deferred salary will be credited to an account maintained on your behalf on our books and records, but no actual trust fund or escrow account will be established. You will at all times have the status of a general employee creditor of us with respect to the balance credited to your deferred salary account, and you will have no right to assign, pledge or otherwise encumber your interest in that account.

*	In accordance with Rule 24b-2 under the Securities and Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

Frederick W. Field
December 9, 2002

     You hereby confirm that your prior agreement with us on July 16, 2002 to defer payment of your salary was made voluntarily on your part for the sole purpose of facilitating our ability to raise additional capital from outside investors for our operations. In signing this Amendment, you agree that you are not relying upon any statements, representations or promises made by us or our agents, except as specifically set forth herein. You further agree that you have reviewed the terms and conditions of this Amendment with your own financial and tax advisors and that they have advised you on, among other things, the federal, state and other tax consequences to you from this Amendment.

     As amended hereby, the Agreement remains in full force and effect and is hereby ratified and affirmed.

ARTISTdirect, Inc.

	By:	/s/ MARC P. GEIGER

An Authorized Signatory

ACCEPTED AND AGREED:

/s/ FREDERICK W. FIELD Frederick W. Field

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